                            STOCK PURCHASE AGREEMENT


                                     Among


                             HARTMARX CORPORATION,


                    KUPPENHEIMER MANUFACTURING COMPANY, INC.


                                      and


                             KUPP ACQUISITION CORP.


                                  dated as of

                                  May 8, 1995

                               TABLE OF CONTENTS
                               -----------------

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES
                               AND THE PROPERTY......................   1
     1.1  Transfer of Stock..........................................   2
     1.2  Transfer of the Property...................................   2
     1.3  Consideration..............................................   2
     1.4  The Closing................................................   2
     1.5  Purchase Price Adjustment..................................   4
     1.6  Further Assurances.........................................   6

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                           OF SELLER AND THE COMPANY.................   6
     2.1  Corporate Organization.....................................   6
     2.2  Capital Stock..............................................   7
     2.3  Ownership of Stock.........................................   8
     2.4  Authorization, Etc.........................................   8
     2.5  Balance Sheet and Income Statement.........................   8
     2.6  No Approvals or Conflicts..................................   9
     2.7  Compliance with Law; Governmental Authorizations...........  10
     2.8  Litigation.................................................  10
     2.9  Title to Assets............................................  11
     2.10  Absence of Certain Changes................................  11
     2.11  Taxes.....................................................  13
     2.12  Employee Benefits.........................................  14
     2.13  Labor Relations...........................................  15
     2.14  Patents, Trademarks, Trade Names, Etc.....................  16
     2.15  Contracts.................................................  16
     2.16  Environmental Matters.....................................  17
     2.17  Insurance.................................................  17
     2.18  No Brokers' or Other Fees.................................  17

                                                                      Page
                                                                      ----

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                OF PURCHASER..........................  18
     3.1  Organization................................................  18
     3.2  Authorization, Etc..........................................  18
     3.3  No Approvals or Conflicts...................................  18
     3.4  Acquisition for Investment..................................  19
     3.5  Financing...................................................  19
     3.6  No Brokers' or Other Fees...................................  19

                                   ARTICLE IV

                       CONDITIONS TO SELLER'S OBLIGATIONS.............  19
     4.1  Representations and Warranties..............................  19
     4.2  Performance.................................................  20
     4.3  Officer's Certificate.......................................  20
     4.4  HSR Act.....................................................  20
     4.5  Injunctions.................................................  20
     4.6  Consents....................................................  20
     4.7  Services Agreement..........................................  20
     4.8  Note, Guaranty and Mortgage.................................  20
     4.9  Lease Agreements and Security Agreement.....................  20
     4.10  Opinion of Counsel to Purchaser............................  21
     4.11  Opinion of Georgia Counsel.................................  21
     4.12  Certificates...............................................  21
     4.13  Release of Obligations.....................................  21

                                   ARTICLE V

                     CONDITIONS TO PURCHASER'S OBLIGATIONS............  22
     5.1  Representations and Warranties..............................  22
     5.2  Performance.................................................  22
     5.3  Officer's Certificate.......................................  22
     5.4  Resignation of Officers and Directors.......................  22
     5.5  HSR Act.....................................................  22

                                                                      Page
                                                                      ----

     5.6  Injunctions.................................................  22
     5.7  Consents....................................................  23
     5.8  Services Agreement..........................................  23
     5.9  Opinion of Counsel to Seller and the Company................  23
     5.10  Material Adverse Change....................................  23
     5.11  Financing..................................................  23
     5.12  Certificates...............................................  23
     5.13  Lease Agreements...........................................  24
     5.14  Transfer of the Property...................................  24
     5.15  Release of Liens...........................................  24
     5.16  Guarantees and Intercompany Obligations....................  24

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS..................  25
     6.1  Conduct of Business by Seller and the Company...............  25
     6.2  Access to Books and Records; Cooperation....................  26
     6.3  Filings and Consents........................................  27
     6.4  Tax Matters.................................................  27
     6.5  WARN Act....................................................  32
     6.6  Supplements to Disclosure Schedule..........................  33
     6.7  Covenant to Satisfy Conditions..............................  33
     6.8  Use of "Hartmarx" Name......................................  33
     6.9  Intercompany Obligations....................................  33
     6.10  Continuation of Medical Benefits...........................  34
     6.11  Elimination of Guarantees..................................  34
     6.12  Licenses...................................................  34
     6.13  No Solicitation............................................  35
     6.14  Financing..................................................  35

                                  ARTICLE VII

                                  TERMINATION.........................  35
     7.1  Termination.................................................  35
     7.2  Procedure and Effect of Termination.........................  36

                                                                      Page
                                                                      ----

                                 ARTICLE VIII

                                INDEMNIFICATION.......................  37
     8.1  Indemnification.............................................  37

                                  ARTICLE IX

                                 MISCELLANEOUS........................  43
     9.1  Fees and Expenses...........................................  43
     9.2  Governing Law...............................................  43
     9.3  Amendment...................................................  43
     9.4  No Assignment...............................................  43
     9.5  Waiver......................................................  43
     9.6  Notices.....................................................  43
     9.7  Complete Agreement..........................................  45
     9.8  Counterparts................................................  45
     9.9  Publicity...................................................  45
     9.10  Headings...................................................  46
     9.11  Knowledge..................................................  46
     9.12  Severability...............................................  46
     9.13  Third Parties..............................................  46
     9.14  Business Day...............................................  46

     EXHIBITS
     --------

     Exhibit A   Description of the Property
     Exhibit B   Note and Guaranty
     Exhibit C   Mortgage
     Exhibit D   Services Agreement
     Exhibit E   Real Property Lease
     Exhibit F   Opinion of Counsel to Purchaser
     Exhibit G   Opinion of Counsel to Seller and the Company
     Exhibit H   License Agreement
     Exhibit I   Security Agreement

                            STOCK PURCHASE AGREEMENT


          This Stock Purchase Agreement (this "Agreement"), dated as of May 8, 1995, is entered into by and among Hartmarx Corporation, a Delaware corporation ("Seller"), Kuppenheimer Manufacturing Company, Inc., an Ohio corporation (the "Company"), and Kupp Acquisition Corp., a Delaware corporation ("Purchaser").

          WHEREAS, Seller is the owner, beneficially and of record, of 250 shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of the Company, which Shares constitute all of the issued and outstanding shares of Common Stock of the Company; and

          WHEREAS, prior to the Closing (as defined herein), Walton Manufacturing Company, a Georgia corporation and a wholly owned subsidiary of the Company ("Walton"), intends to transfer the real property described in Exhibit A hereto (the "Property") to Seller pursuant to a Transfer and Indemnification Agreement between Seller and Walton (the "Transfer Agreement");

          WHEREAS, Purchaser desires to purchase and Seller desires to sell the Shares and the Property upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                PURCHASE AND SALE OF THE SHARES AND THE PROPERTY

1.1 Transfer of Stock. On the Closing Date (as defined in Section 1.4) and subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer and deliver to Purchaser the Shares, free and clear of all options, pledges, security interests, voting trust or similar arrangements, liens, charges or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than any applicable restrictions on the further transfer of the Shares that may be imposed by Federal and state securities laws.

1.2 Transfer of the Property. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer and deliver to the Company a special warranty deed, in form and substance reasonably satisfactory to Purchaser (the "Special Warranty Deed"), transferring good and valid title in the Property to the Company, subject only to those exceptions contained in Section 1.2 of the disclosure schedule relating to this Agreement and dated as of the date hereof (the "Disclosure Schedule"), and will cooperate with Purchaser and the Company in the execution of any transfer declaration or other document that may be required by law in connection with such transfer.

1.3 Consideration. On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares and the Property, Purchaser will pay to Seller the amount set forth in Section 1.4(b)(i) hereof (the "Purchase Price") and will execute and deliver the instruments and agreements set forth in Section 1.4(b)(ii).

1.4 The Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 333 West Wacker Drive, Chicago, Illinois, at 9:00 a.m., local time, on June 1, 1995, or as soon thereafter as practicable following the satisfaction or waiver of all of the conditions set forth in Articles IV and V hereof (the "Closing Date"), or at such other place and time as may be agreed upon by Seller, the Company and Purchaser.

(a) Deliveries by Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) certificates evidencing the Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Purchaser, together with all necessary transfer tax stamps attached thereto and otherwise in a form acceptable for transfer on the books of the Company;

(ii)  the Special Warranty Deed;

(iii) resignations of all directors of the Company and certain officers as contemplated by Section 5.4 hereof; and

(iv) all other previously undelivered documents required by this Agreement to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

(b) Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(i) $12,000,000 by wire transfer of immediately available funds to an account designated by Seller in writing;

(ii) an executed promissory note of the Company in the amount of $2,500,000 (the "Note") and the related guaranty, executed by Purchaser, of the Company's obligations under the Note (the "Guaranty") in the forms set forth in Exhibit B hereto, and a deed to secure debt and security agreement with respect to the Property, executed by the Company, and securing the Company's obligations under the Note in the form set forth in Exhibit C hereto (the "Mortgage"); and

(iii) all other previously undelivered documents required by this Agreement to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

(c) All instruments and documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Purchaser. All instruments and documents executed and delivered to Seller pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Seller.

1.5 Purchase Price Adjustment. (a) As soon as practicable, but in no event later than 45 days following the Closing Date, Seller shall prepare and deliver to Purchaser a Statement of Adjusted Working Capital of the Company as of the close of business on the Business Day (as defined in

Section 9.14) immediately preceding the Closing Date (including the notes thereto, the "Closing Date Statement") together with the workpapers used in the preparation thereof. In connection with the preparation of the Closing Date Statement, on a mutually agreed upon date prior to the Closing Date, Seller and Purchaser, including their respective representatives, shall observe a full physical count by the Company of all inventory of the Company. The Closing Date Statement shall present the net amount of the Company's current assets less the Company's current liabilities (excluding from the Closing Date Statement cash (other than petty cash on hand at any Company locations which shall be expressly included in the Closing Date Statement and in the calculations of any payment required pursuant to Section 1.5(e)) and any deferred income taxes or reserves for Federal or state income taxes or workers' compensation liabilities) as of the close of business on the Business Day immediately preceding the Closing Date (the "Net Working Capital Amount") and shall be prepared with respect to such items on a basis consistent with the Balance Sheet (as defined in Section 2.5).

          (b) During the preparation of the Closing Date Statement and the period of any dispute within the contemplation of this Section 1.5, Purchaser shall cause the Company to (i) provide Seller and Seller's authorized representatives with reasonable access during normal business hours to the books, records, facilities and employees of the Company but without unreasonably interfering with the operations of the Company, (ii) provide Seller as soon as reasonably practicable after the Closing Date (but in no event later than 30 days after the Closing Date) with financial information comparable to normal month-end closing financial information for the period ending on the Closing Date and (iii) reasonably cooperate with Seller and Seller's authorized representatives, including the provision on a timely basis of all information reasonably necessary or useful in preparing the Closing Date Statement.

          (c) Purchaser shall have 45 days to review the Closing Date Statement after receipt thereof. Purchaser and its authorized representatives shall have reasonable access to all relevant books and records, employees and accountants of Seller to the extent required to complete its review of the Closing Date Statement. Unless Purchaser delivers written notice to Seller on or prior to the 45th day after Purchaser's receipt of the Closing Date Statement of Purchaser's objection to the Closing Date Statement (which objection may only be on the grounds that such statement contains arithmetic errors or was not prepared on a basis consistent with the Balance Sheet (other than as a result of the inclusion of petty cash in the Closing Date Statement)) and specifying in reasonable detail all disputed items and the basis therefor, Purchaser shall be deemed to have accepted and agreed to the Closing Date Statement. If Purchaser so notifies Seller of its objection to the Closing Date Statement on the grounds set forth above, Purchaser and Seller shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

          (d) If, at the conclusion of the Resolution Period, any amounts remain in dispute, then all amounts remaining in dispute shall be submitted to Arthur Andersen & Co. (the "Neutral Auditors"). Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Seller and Purchaser. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Seller and Purchaser, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 60 days of their selection, whether or not such presentations by Seller and Purchaser have been made within such period, and shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding and conclusive. The term "Adjusted Closing Date Statement," as hereinafter used, shall mean the definitive Closing Date Statement agreed to by Purchaser and Seller in accordance with Section 1.5(c) or the definitive Closing Date Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.5(d) (in addition to those items theretofore agreed to by Seller and Purchaser), in each case prepared in the manner set forth in the last sentence of Section 1.5(a) hereof.

          (e) The Purchase Price shall be increased or decreased, as the case may be, dollar for dollar, to the extent the Net Working Capital Amount reflected in the Adjusted Closing Date Statement is greater than or less than, respectively, the net amount of the current assets less the current liabilities of the Company reflected on the Balance Sheet (excluding from the Balance Sheet all cash and any deferred income taxes or reserves for Federal or state income taxes or workers' compensation liabilities). The amount of any increase to or reduction of the Purchase Price pursuant to this Section 1.5 shall bear interest from the Closing Date through the date of payment at the publicly announced base interest rate of the First National Bank of Chicago in effect from time to time from the Closing Date to the date of such payment. The amount of any increase to or reduction of the Purchase Price pursuant to this
Section 1.5(e), together with interest thereon, shall be paid by wire transfer in immediately available funds to the account specified by Seller or Purchaser, as the case may be, within five Business Days after the Adjusted Closing Date Statement is agreed to or any remaining disputed items are ultimately determined by the Neutral Auditors.

          1.6 Further Assurances. After the Closing, each party hereto shall from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Purchaser good and valid title to the Shares and the Property.


                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

          Seller and the Company jointly and severally represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows:

          2.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company and each Subsidiary (as defined below) has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries considered as a single enterprise (hereinafter referred to as a "Material Adverse Effect"). Seller has delivered to Purchaser complete and correct copies of the Articles of Incorporation and all amendments thereto to the date hereof, and the Code of Regulations as presently in effect of the Company and the comparable governing documents of each Subsidiary. Section 2.1 of the Disclosure Schedule sets forth a list of each of the Company's subsidiaries (the "Subsidiaries"). Each Subsidiary is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the power and authority to carry on its business as now being conducted, and to own and operate the properties and assets now owned and being operated by it. Except as set forth in Section
2.1 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or other business other than equity securities or ownership interests which are immaterial in amount or significance.

          2.2 Capital Stock. The authorized capital stock of the Company consists of 1500 shares of Common Stock, of which only the Shares are issued and outstanding and 750 shares are issued and held in treasury and no other shares of any other class or series of capital stock are issued and outstanding. All of the outstanding shares of capital stock of the Subsidiaries (the "Subsidiary Shares") are owned by the Company. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of common stock of the Company or any of the Subsidiaries, including any rights of conversion or exchange under any outstanding securities or other instruments. All of the Shares and Subsidiary Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. Neither Seller nor the Company is a party to or bound by any contract, agreement or arrangement (oral or written) to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of any Subsidiary or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of any Subsidiary.

          2.3 Ownership of Stock. The Shares are owned by Seller and the Subsidiary Shares are owned by the Company, in each case, free and clear of all Encumbrances, other than any applicable restrictions on the further transfer of the Shares that may be imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire good and valid title to the Shares, free and clear of all Encumbrances, other than any applicable restrictions on the further transfer of the Shares that may be imposed by Federal and state securities laws and Encumbrances arising as a result of any action taken by Purchaser or any affiliate (an "Affiliate"), as defined in Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of Purchaser.

          2.4 Authorization, Etc. Each of Seller and the Company has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of each of Seller and the Company has duly approved and authorized the execution and delivery by Seller and the Company, respectively, of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Seller or the Company are necessary to approve and authorize the execution and delivery by Seller and the Company of this Agreement and the consummation by Seller and the Company of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of each of Seller and the Company, enforceable against each of Seller and the Company in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          2.5 Balance Sheet and Income Statement. The unaudited balance sheet of the Company as of November 30, 1994 (the "Balance Sheet") and the unaudited income statement of the Company for the fiscal year then ended (the "Income Statement" and, together with the Balance Sheet, the "1994 Unaudited Financial Statements") and the unaudited balance sheet and income statement of the Company as of and for the fiscal year ended

November 30, 1993 (together with the 1994 Unaudited Financial Statements, the "Unaudited Financial Statements") are set forth in Section 2.5(a) of the Disclosure Schedule. Such Unaudited Financial Statements (together with the Supplementary Information thereto set forth in Section 2.5(a) of the Disclosure Schedule) fairly present in all material respects the financial position and results of operations of the businesses of the Company and its Subsidiaries as of the dates thereof and for the periods then ended and, except for the omission of any required notes thereto, are in accordance in all material respects with the books and records of the Company and its Subsidiaries and have been prepared in accordance with GAAP consistently applied with prior periods. To the knowledge of Seller, except as disclosed in either Section 2.5(a) or 2.5(b) of the Disclosure Schedule, as of the date hereof, neither the Company nor any of the Subsidiaries has any material liability or obligation, whether accrued, absolute, contingent or otherwise that are required to be reflected on a balance sheet prepared in accordance with GAAP (including appropriate footnote disclosure), other than (i) liabilities and obligations that are reflected, accrued or reserved for in the Balance Sheet and (ii) obligations incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet.

          2.6 No Approvals or Conflicts. Except as set forth in Section 2.6 of the Disclosure Schedule or as expressly provided herein or in the other agreements set forth as exhibits hereto, neither the execution and delivery by Seller and the Company of this Agreement nor the consummation by Seller and the Company of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or Code of Regulations of the Company or the Articles of Incorporation or By-Laws of Seller or any Subsidiary, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Subsidiaries or on Seller's interest in the Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Seller, the Company, the Subsidiaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Seller, the Company or the Subsidiar-ies or any of their respective properties, (iv) except for applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party or (v) violate or result in the cancellation, modification, revocation or suspension of any governmental franchise, approval, certificate, permit, license or authorization held by the Company or any Subsidiary, which, in the case of clauses (ii), (iii), (iv) and
(v) above, would have a Material Adverse Effect or a material adverse effect on Seller's ability to consummate the transactions contemplated hereby.

          2.7 Compliance with Law; Governmental Authorizations. Except as set forth in Section 2.7 of the Disclosure Schedule, to the knowledge of Seller, the Company and the Subsidiaries are not in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company or the Subsidiaries which violation or violations in the aggregate would have a Material Adverse Effect. Except as set forth in Section 2.7 of the Disclosure Schedule, the licenses, permits and other governmental authorizations held by the Company and the Subsidiaries (including any permits required by any Environmental Laws (as defined below)) are valid and sufficient for the conduct of the Company's and the Subsidiaries' businesses as currently conducted, except where the failure to hold such licenses, permits and other governmental authorizations would not have a Material Adverse Effect.

          2.8 Litigation. Except as specifically set forth in Section 2.8 of the Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller, the Company or the Subsidiaries, or the transactions contemplated by this Agreement, before any court or governmental or regulatory authority or body which would have a Material Adverse Effect or a material adverse effect on Seller's or the Company's ability to consummate the transactions contemplated hereby. Neither the Company nor any Subsidiary is subject to any material judgment, order, writ, injunction or decree that has not been satisfied or complied with.

          2.9 Title to Assets. Except as set forth in Section 2.9 of the Disclosure Schedule, on November 30, 1994, the Company had and, except with respect to assets disposed of in the ordinary course of business since November 30, 1994 (including distributions of all of the Company's and the Subsidiaries' then cash balances (other than petty cash on hand at any Company locations) to Seller at the close of business on the Business Day immediately preceding the Closing Date), and except for the Property and the other property which is to be leased to the Company pursuant to the Lease Agreements (as hereinafter defined) (collectively, the "Transferred Property"), all of which will be transferred to Seller prior to the Closing, the Company and the Subsidiaries now have, good and valid title to all the properties and assets owned by the Company or the Subsidiaries and reflected on the Balance Sheet or which would have been reflected on the Balance Sheet if acquired prior to November 30, 1994, free and clear of all Encumbrances of any nature except for (i) exceptions to title as set forth in Section 2.9 of the Disclosure Schedule; (ii) mortgages and encumbrances which secure indebtedness or obligations which are properly reflected on the Balance Sheet; (iii) liens for Taxes (as defined in Section 2.11) not yet payable or any Taxes being contested in good faith (and which are reflected in Section 2.11 of the Disclosure Schedule); (iv) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (v) such imperfections of title and encumbrances, if any, as do not, in the aggregate, materially interfere with the present use of any of the Company's or the Subsidiaries' properties and assets subject thereto. The Company or the Subsidiaries own, or have valid leasehold interests in, all material tangible properties and assets used in the conduct of the Company's business. All real property and facilities owned or leased by the Company on the date hereof are set forth in Section 2.9 of the Disclosure Schedule. Seller has heretofore made available to Purchaser copies of all leases with respect to such properties which are presently leased by the Company.

          2.10 Absence of Certain Changes. Except as disclosed in Section 2.10 of the Disclosure Schedule and as otherwise provided herein, since November 30, 1994:

          (a) the business of the Company and each Subsidiary has been conducted only in the ordinary course and consistent with past practice in all material respects;

          (b) there has been no direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any shares of its capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Company or any Subsidiary other than cash management procedures in the ordinary course of Seller's, the Company's or such Subsidiary's business;

          (c) there has been no sale, assignment or transfer of any assets of the Company or the Subsidiaries which is material, individually or in the aggregate, to the Company and the Subsidiaries considered as a single enterprise (other than sales, assignments or transfers of assets in the ordinary course of business and consistent with past practice);

          (d) except in the ordinary course of business and consistent with past practice, there has been no material increase in compensation of the Company's employees, adoption of any new, or material amendment of any existing, employee benefit plan which will be applicable to employees of the Company after the Closing, any employment agreement entered into by the Company or any Subsidiary, or other material change in employment terms generally for employees of the Company or any Subsidiary;

          (e) other than in the ordinary course of business and consistent with past practice, there has been no mortgage, pledge or encumbrance of any properties of the Company or any Subsidiary;

          (f) other than accounts payable and letters of credit for the purchase of goods, in each case, in the ordinary course of business, and indebtedness to Seller or its Affiliates, there has been no indebtedness incurred by the Company or any Subsidiary other than short-term indebtedness for borrowed money not in excess of $25,000 in the aggregate;

          (g) there has been no acceleration, termination, material modification or cancellation of any material contract to which the Company or any Subsidiary is a party; and

          (h) there has been no agreement by the Company or any Subsidiary to do any of the foregoing.

          2.11 Taxes. (a) The Company, or an Affiliate of the Company on its behalf, has (i) duly filed with the appropriate Federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to the Company and the Subsidiaries other than those Tax Returns the failure of which to file would not have a Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects and (ii) paid or made provision for in the Balance Sheet all material Taxes (as defined below) of the Company and the Subsidiaries shown to be due on such Tax Returns. Except as set forth in Section 2.11 of the Disclosure Schedule, there are no material liens for Taxes upon the assets of the Company or the Subsidiaries except liens for current Taxes not yet due or Taxes being contested in good faith by appropriate proceedings, which proceedings are set forth in Section 2.11 of the Disclosure Schedule. Except as set forth in
Section 2.11 of the Disclosure Schedule, none of Seller or the Company has received any written notice of deficiency or assessment from any Federal, state, local or foreign taxing authority with respect to liabilities for material Taxes of the Company or the Subsidiaries which have not been paid or finally settled, and any such deficiency or assessment disclosed in Section 2.11 of the Disclosure Schedule is being contested in good faith through appropriate proceedings.

          (b) Except as disclosed in Section 2.11 of the Disclosure Schedule, there is no audit, examination or other administrative proceeding or court proceeding presently pending with regard to any material Taxes due or claimed to be due from the Company or any Subsidiary and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes due from the Company or any Subsidiary, which waiver or consent remains in effect, has been executed by or on behalf of the Company and the Subsidiaries. The Company and the Subsidiaries are not parties to any tax sharing allocation agreement, nor does the Company or any Subsidiary owe any amount under any tax sharing allocation agreement.

          (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, service, leasing, occupation, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

          (d) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

          2.12 Employee Benefits. (a) Schedule 2.12 of the Disclosure Schedule sets forth a true and complete list of each employee benefit plan, including any guaranteed annual income plan, fund or arrangement, or any incentive, bonus, profit-sharing, deferred compensation, stock option or purchase plan or agreement or arrangement, severance or termination pay plan or policies, hospitalization, disability or other insurance plan, or any other employee fringe benefit plan, that is maintained for employees or former employees of the Company or the Subsidiaries and to which Seller, the Company or the Subsidiaries is a party or obligated to contribute (the "Plans"). True and correct copies of all such plans and agreements described in Schedule 2.12 of the Disclosure Schedule have been made available to Purchaser.

          (b) Except as disclosed in Schedule 2.12 of the Disclosure Schedule, to the knowledge of Seller (i) each of the Plans (other than any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan")) that is subject to ERISA is in material compliance with the currently applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and its governing instruments and (ii) no Plan is subject to Title IV of ERISA. With respect to each Plan maintained by the Company or its Subsidiaries and not by Seller (a "Company Plan") that is intended to be qualified under Section 401(a) of the Code, a favorable determination letter as to the qualification of such Company Plan under Section 401(a) of the Code has been issued by the Internal Revenue Service and, to the knowledge of Seller, nothing has occurred that would adversely affect such qualification. No reportable event within the meaning of Section 4043(b) of ERISA, for which the 30-day notice to the Pension Benefit Guaranty Corporation has not been waived, has occurred and is continuing with respect to any Company Plan.

          (c) All contributions (including all employer contributions and employee salary reduction contributions) that are due from the Company or Seller have been paid by the Company or Seller to each Plan and all insurance premiums required to be paid with respect to each Plan that are due have been paid, and all contributions and premiums from the Company or Seller for any period ending on or before the Closing Date that are not yet due will be paid to each Plan or insurance company, as the case may be, or accrued in accordance with the past custom and practice of Seller and the Company.

          (d) There have been no prohibited transactions with respect to any Plan (other than any Multiemployer Plan) with respect to which Seller, the Company or any of the Subsidiaries has incurred any material liability. To the knowledge of Seller, no breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan (other than any Multiemployer Plan) has occurred. As of the date hereof, no charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand with respect to any Plan (other than any Multiemployer Plan) or its related trust (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened.

          (e) Except as set forth in Section 2.12 of the Disclosure Schedule, none of Seller, the Company or the Subsidiaries contributes to any Multiemployer Plan on behalf of employees or former employees of the Company or the Subsidiaries.

          2.13 Labor Relations. Except as set forth in Section 2.13 of the Disclosure Schedule, none of Seller, the Company or the Subsidiaries is a party to any collective bargaining agreement applicable to employees of the Company or the Subsidiaries. Except as set forth in Section 2.13 of the Disclosure Schedule, the Company and the Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and are not engaged in any unfair labor practice which has had or is reasonably likely to have a Material Adverse Effect, and, as of the date hereof, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or affecting the Company or the Subsidiaries, and, to the knowledge of Seller, during the five years prior to the date hereof there has been no labor strike, dispute, slowdown or stoppage against the Company or the Subsidiaries. Except as set forth in Section
2.13 of the Disclosure Schedule, there is no unfair labor practice, charge or complaint against the Company or any Subsidiary pending before the National Labor Relations Board or any other authority arising out of any of the Company's or any Subsidiary's activities which, if resolved in a manner adverse to the Company, would result in a Material Adverse Effect.

          2.14 Patents, Trademarks, Trade Names, Etc. Section 2.14 of the Disclosure Schedule contains an accurate summary of all patents, trademarks, trade names and copyrights (collectively, "Intellectual Property") used or owned by the Company or the Subsidiaries which are material to the Company and the Subsidiaries considered as a single enterprise, all applications therefor, and a list of all material licenses and other agreements (collectively, "License Agreements") relating thereto. Except as set forth in Section 2.14 of the Disclosure Schedule and as provided in Section 6.11 hereof, (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to use the Intellectual Property or the License Agreements, and (ii) no claims have been asserted in writing by any person to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such License Agreement, which claims, if adversely decided, would have a Material Adverse Effect. Except as provided in Section 6.11 hereof, the Company's and the Subsidiaries' rights in and to such Intellectual Property and License Agreements are sufficient to permit the Company to carry on its business in all material respects as presently conducted.

          2.15 Contracts. Section 2.15 of the Disclosure Schedule lists all material contracts, agreements and leases to which the Company or any of the Subsidiaries is a party or by which any of their assets or operations may be bound. Except as set forth in Section 2.15 of the Disclosure Schedule, (i) each of the material contracts, agreements, leases and understandings to which the Company or any of the Subsidiaries is a party or by which any of its assets or operations may be bound is valid, binding and enforceable against the Company or such Subsidiary and is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect and (ii) there are no existing defaults by the Company or such Subsidiary thereunder, which default would result in a Material Adverse Effect.

          2.16 Environmental Matters. Except as set forth in Section 2.16 of the Disclosure Schedule, (i) neither the Company nor any of the Subsidiaries has, as of the date hereof, received any written notice alleging the present violation of any applicable Federal, state or local laws or regulations related to the protection of the environment ("Environmental Laws") which would result in a Material Adverse Effect, (ii) there is no pending or, to the knowledge of Seller, threatened claim against the Company or any of the Subsidiaries under any Environmental Law or with respect to any environmental condition which, if adversely determined, would have a Material Adverse Effect, and (iii) to the knowledge of Seller, the Company and the Subsidiaries are in compliance with all Environmental Laws except where the failure to be in compliance would not have a Material Adverse Effect. Seller has made available to Purchaser all environmental assessments and reports relating to environmental conditions with respect to the real property presently owned or leased by the Company or any Subsidiary, including the Property, which are in the possession of Seller or the Company.

          2.17 Insurance. Section 2.17 of the Disclosure Schedule lists all material insurance policies and binders covering the assets, employees and operations of the Company and the Subsidiaries as of the date hereof and all such policies and binders are in full force and effect as of the date hereof. All insurance coverage and bonds with respect to the properties and business of the Company and the Subsidiaries that are in effect as of the date hereof shall be terminated as of the Closing Date.

          2.18 No Brokers' or Other Fees. Except for the fees payable to CS First Boston Corporation by Seller, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, the Company or any Subsidiary.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

          3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.2 Authorization, Etc. Purchaser has full corporate power and authority to execute and deliver this Agreement, and to carry out the transactions contemplated hereby. The Board of Directors of Purchaser has duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Purchaser are necessary to approve and authorize the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Purchaser, assuming the due execution of this Agreement by Seller, enforceable against Purchaser in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          3.3 No Approvals or Conflicts. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery by Purchaser of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Purchaser, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of Purchaser's properties under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Purchaser or its subsidiaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Purchaser or its subsidiaries or any of their respective properties, or (iv) except for applicable requirements of the Exchange Act and the HSR Act, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party, which, in the case of clauses (ii),
(iii) and (iv) above, would have a material adverse effect on the business, operations or financial condition of purchaser and its subsidiaries, considered as a single enterprise or on Purchaser's ability to consummate the transactions contemplated hereby.

          3.4 Acquisition for Investment. The Shares will not be transferred by Purchaser except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

          3.5 Financing. The proceeds of the Financing (as defined in Section 6.14), when and if advanced, together with cash or cash equivalents available to Purchaser as of the date hereof will be sufficient to enable Purchaser to pay in cash the full amount of the Purchase Price and consummate the transactions contemplated by this Agreement.

          3.6 No Brokers' or Other Fees. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.


                                   ARTICLE IV

                       CONDITIONS TO SELLER'S OBLIGATIONS

          The obligations of Seller to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Seller.

          4.1 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at such date, except for changes expressly permitted or contemplated by this Agreement.

          4.2 Performance. Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser prior to the Closing.

          4.3 Officer's Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the President or a Vice President of Purchaser, certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2 hereof.

          4.4 HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

          4.5 Injunctions. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

          4.6 Consents. Those governmental and third party consents identified in Section 4.6 of the Disclosure Schedule and necessary to effect the Closing shall have been obtained.

          4.7 Services Agreement. Seller and the Company shall have entered into a services agreement, substantially in the form of Exhibit D hereto, providing for the continuation of certain services provided by the Company to Seller and/or to Seller's Affiliates for an interim period.

          4.8 Note, Guaranty and Mortgage. The Company shall have executed and delivered to Seller the Note and the Mortgage and Purchaser shall have executed and delivered to Seller the Guaranty.

          4.9 Lease Agreements and Security Agreement. Seller and the Company shall have entered into lease agreements, each substantially in the form of

Exhibit E hereto (the "Lease Agreements"), and a security agreement, substantially in the form of Exhibit I hereto (the "Security Agreement"), with respect to each of the Columbus, Ohio and Smyrna, Georgia facilities.

          4.10 Opinion of Counsel to Purchaser. Purchaser shall have provided Seller with an opinion of Battle Fowler LLP, counsel to Purchaser, with respect to the matters set forth in Exhibit F hereto.

          4.11 Opinion of Georgia Counsel. Purchaser and the Company, at their expense, shall have provided Seller with an opinion of Georgia counsel with respect to the enforceability of the Mortgage in form and substance reasonably satisfactory to Seller.

          4.12 Certificates. Purchaser shall have delivered to Seller such certificates of its officers and others to evidence compliance with the conditions set forth in Article VI as may be reasonably requested by Seller which shall include, but not be limited to, a certificate executed by the Corporate Secretary of Purchaser certifying and providing as of the Closing Date
(i) a true and complete copy of the Certificate of Incorporation of Purchaser, certified as of a recent date by the Secretary of State of Delaware, (ii) a true and complete copy of the Bylaws of Purchaser, (iii) a true and complete copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction contemplated hereby and (iv) incumbency matters.

          4.13 Release of Obligations. Purchaser shall have delivered to Seller a full and unconditional release of Seller from all of its obligations relating to any letters of credit issued by certain banks on behalf of Seller, the Company or any Subsidiaries with respect to the purchase of goods or services by the Company or any Subsidiary, which letters of credit have been identified to Purchaser prior to the Closing.

                                   ARTICLE V

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

          The obligations of Purchaser to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Purchaser.

          5.1 Representations and Warranties. The representations and warranties made by Seller and the Company in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

          5.2 Performance. Seller and the Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Seller or the Company, as the case may be, prior to the Closing.

          5.3 Officer's Certificate. Each of Seller and the Company shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the President or a Vice President of Seller or the Company, as the case may be, certifying to the fulfillment of the conditions specified in Sections 5.1 and
5.2 hereof.

          5.4 Resignation of Officers and Directors. Seller shall have delivered to Purchaser the written resignations of those officers specifically identified by Purchaser and all of the directors of the Company effective as of the Closing Date.

          5.5 HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

          5.6 Injunctions. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

          5.7 Consents. Those governmental and third party consents identified in Section 4.6 of the Disclosure Schedule shall have been obtained.

          5.8 Services Agreement. Seller and the Company shall have entered into a services agreement, substantially in the form of Exhibit D hereto, providing for the continuation of certain services provided by Seller to the Company for an interim period.

          5.9 Opinion of Counsel to Seller and the Company. Seller shall have provided Purchaser with an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Seller and the Company, with respect to the matters set forth on Exhibit G hereto.

          5.10 Material Adverse Change. There shall have been no material adverse change in the financial condition, business or operations of the Company (other than as a result of reduced earnings or increased losses from operations in the ordinary course of business or a reduction in forecasted earnings resulting from changes in competitive or other market conditions).

          5.11 Financing. Purchaser shall have obtained the Financing (or comparable financing from another source) required to consummate the transactions contemplated hereby and the cash or cash equivalents contemplated by such Financing shall have been advanced to Purchaser by the lender thereof prior to or at the Closing.

          5.12 Certificates. Seller and/or the Company, as applicable, shall have delivered to Purchaser such certificates of its officers and others to evidence compliance with the conditions set forth in Article V as may be reasonably requested by Purchaser which shall include, but not be limited to, a certificate executed by the Corporate Secretary of Seller certifying and providing as of the Closing Date (i) a true and complete copy of the Certificate of Incorporation of the Company and each Subsidiary, certified as of a recent date by the Secretary of State of its respective jurisdiction of incorporation,
(ii) a true and complete copy of the Bylaws of the Company and each Subsidiary,
(iii) a true and complete copy of the resolutions of the board of directors of Seller and the Company authorizing the execution, delivery and performance of this Agreement by Seller and the

Company and the consummation of the transactions contemplated hereby and (iv) incumbency matters.

          5.13 Lease Agreements. Seller and the Company shall have entered into the Lease Agreements.

          5.14 Transfer of the Property. Seller and Walton shall have entered into the Transfer Agreement, substantially in the form previously delivered to Purchaser, providing, among other things, for the transfer of the Property to Seller and Seller's indemnification of Walton for any obligations under the Loan Agreement dated September 1, 1987 between Walton and the Development Authority of Walton County, Georgia, and the Property shall have been transferred to Seller in accordance with the terms thereof. At the time of the transfer of the Transferred Property located in Georgia (the "Georgia Property") to Seller pursuant to the Transfer Agreement, the fair market value of the total assets (including the Georgia Property) of Walton shall be no less than three times the fair market value of the Georgia Property.

          5.15 Release of Liens. Seller shall have delivered evidence of the release of all Encumbrances on any of the properties of the Company and its Subsidiaries (other than as provided herein or in the Mortgage or the Lease Agreements) which secure any indebtedness of Seller or any Affiliate of Seller (other than any guaranty by Seller of obligations of the Company or its Subsidiaries), including, but not limited to, the release by GE Capital Corp. of any liens it may have on such properties with respect to indebtedness of Seller.

          5.16 Guarantees and Intercompany Obligations. Prior to the Closing, all indebtedness of the Company or any Subsidiary to Seller (other than indebtedness for goods and services and any obligations (including any reimbursement obligations) with respect to letters of credit for the purchase of goods) shall have been contributed to the Company by Seller and all guarantees by the Company or any Subsidiary of indebtedness of Seller or its Affiliates (other than the Company and its Subsidiaries) shall have been terminated and the Company shall have been released from its obligations thereunder.

                                  ARTICLE VI

                           COVENANTS AND AGREEMENTS

          6.1 Conduct of Business by Seller and the Company. Seller and the Company covenant that, except (i) for actions taken to implement this Agreement and the transactions contemplated hereby, (ii) as disclosed in the Disclosure Schedule or (iii) as consented to by Purchaser, from and after the date of this Agreement and until the Closing Date Seller and the Company shall:

          (a) use reasonable efforts consistent with good business judgment to preserve intact the present business organization of the Company and the Subsidiaries and generally operate the Company in the ordinary and regular course of business consistent with prior practices in all material respects;

          (b) not (i) cause to be issued or sold any shares of capital stock or other securities of the Company or any options, warrants or commitments of any kind with respect thereto, (ii) directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of the Company; (iii) declare, set aside or pay any dividend or other distribution other than cash management procedures in the ordinary course of Seller's or the Company's business; (iv) permit or allow the Company or a Subsidiary to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than borrowings from Seller (which, to the extent provided in Section 6.9, shall be contributed to the Company) and accounts payable and letters of credit for the purchase of goods in the ordinary course of business and consistent with past practice, (v) subject any of the property or assets of the Company or any Subsidiary (real, personal or mixed, tangible or intangible), including the Property, to any material mortgage, pledge, lien or encumbrance or otherwise permit or allow the disposition of any material property or assets of the Company or any Subsidiary (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice; (vi) grant or agree to grant any severance or termination pay to any employee or director of the Company or any Subsidiary, any bonus to any employee of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice, any general increase in the rates of salaries or compensation of employees of the Company or any Subsidiary or any specific increase to any such employees, except such as are in accordance with regularly scheduled periodic increases, or provide for any new pension, retirement, welfare or other employee benefits to any employees of the Company or any Subsidiary or any material increase in any existing benefits; or (vii) agree to do any of the foregoing; and

          (c) maintain the books and records of the Company in accordance and consistent with prior practice.

          6.2  Access to Books and Records; Cooperation.

          (a) Except as otherwise provided in Section 6.4, each party agrees that from the date hereof and until such time as the statute of limitations with respect to all tax matters which are the subject of Section 6.4 has expired, during normal business hours, such party will permit, at no charge, cost or expense to such party and without disruption of such party's business, the other party hereto and its auditors, lenders and other representatives to have reasonable access to the properties, auditors and officers of the Company and to all books and records relating to the Company with respect to any period prior to the Closing Date and to examine and take copies thereof, provided that the parties execute a confidentiality agreement with respect thereto in form and substance reasonably satisfactory to the parties.

          (b) Each party agrees not to destroy at any time any files or records which are subject to Section 6.2(a) without giving reasonable notice to the other party, and within 30 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

          (c) From and after the date hereof, during normal business hours and with reasonable advance notice to Seller and the Company and without undue disruption to the business and operations of the Company, Seller and the Company shall provide Purchaser and its consultants with reasonable access to the real property and buildings owned or leased by the Company, including the Property, for the purpose of conducting Phase I environmental surveys of such property and, to the extent recommended by Purchaser's consultants, Phase II environmental surveys of such property. All such surveys shall be at the sole cost and expense of Purchaser and all property that is the subject of any such survey shall be returned to its original state upon completion thereof. Purchaser shall consult with Seller prior to conducting any such survey with respect to the timing and scope thereof. Purchaser shall provide Seller with copies of all reports received by Purchaser as a result of such surveys promptly after receipt thereof by Purchaser. Each of Seller and Purchaser (prior to the Closing) agree that it and each of its officers, directors, employees, consultants and other representatives shall, except as otherwise required by law, hold such survey and reports (and data and information obtained in connection therewith) in confidence. Should the purchase of the Shares and the Property and related transactions not be consummated, upon request of Seller, Purchaser shall deliver to Seller and the Company such surveys and reports (and such data and information) and all copies thereof, or certification confirming their destruction.

          6.3 Filings and Consents. Each of Seller and Purchaser: (a) shall promptly prepare and make any required filings under the HSR Act and (b) shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. Seller, the Company and Purchaser will furnish to one another such necessary information and reasonable assistance as may be requested in connection with the preparation of filings or submissions under the HSR Act.

          6.4  Tax Matters.

          (a) Liability of Seller for Taxable Periods Ending On or Before Closing Date. Seller shall be liable for, and shall indemnify and hold Purchaser harmless against, all Taxes of, or payable by, the Company or the Subsidiaries for any taxable year or taxable period ending on or before the Closing Date, but, with respect to any Taxes relating to actions taken on the Closing Date, only to the extent such Taxes relate to operations, acts or omissions up to and prior to the Closing and exceed the amount of Taxes that have been reserved for on the Adjusted Closing Date Statement. Seller shall file all Tax Returns relating to the Company and Subsidiaries for any taxable year or taxable period ending on or before the Closing Date in accordance with past practices. Seller shall determine the amount of taxable income or loss of the Company and Subsidiaries for periods ending on or prior to the Closing Date on the basis of its permanent records and consistent with the past income tax accounting methods utilized in preparing its prior income tax returns. Such determination shall be binding on Seller and Purchaser to the extent allowable under applicable law. Seller shall be liable for sales, use or other transfer taxes due by reason of the transfer of the Shares to Purchaser. Purchaser or (after the Closing) the Company shall pay for all costs of the transfer of the Property by Seller to the Company pursuant hereto, including transfer taxes, if any, recording fees, title insurance (to the extent deemed necessary by Purchaser), intangibles tax and the like, and Seller shall pay all such costs of the transfer of the Transferred Property by the Company or Walton, as the case may be, to Seller.

          (b) Liability of Purchaser for Taxable Periods Commencing After Closing Date. Except as otherwise provided in Section 6.4(a), Purchaser and the Company shall be liable for, and shall indemnify and hold Seller and any of its Affiliates harmless against, (i) any and all Taxes of, or payable by, the Company or any of the Subsidiaries for any taxable year or taxable period commencing after the Closing Date or (ii) any Taxes relating to operations, acts or omissions of Purchaser, of the Company or any of the Subsidiaries that occur after the Closing on the Closing Date. Purchaser shall file all Tax Returns relating to the Company for any taxable year or taxable period commencing after the Closing Date.

          (c) Taxable Period Commencing Before the Closing Date and Ending After the Closing Date. Purchaser shall cause the Company to pay all Taxes of the Company or any of the Subsidiaries for any taxable year or taxable period commencing before and ending after the Closing Date (the "Closing Period") and shall file all Tax Returns relating to the Closing Period. Upon timely notice from the Purchaser, Seller shall pay to the Company prior to the date any payment for Taxes described in this subsection 6.4(c) is due an amount equal to the excess, if any, of (i) the Taxes that would have been due if the Closing Period had ended at the Closing, over (ii) the sum of the Taxes for the Closing Period which are described in this subsection 6.4(c) and which have been reserved for on the Adjusted Closing Date Statement.

          (d) Refunds or Credits. Any refunds or credits of Taxes for which Seller is liable pursuant to Section 6.4(a) or (c) shall be solely for the account of Seller, and, to the extent that such refunds or credits are attributable to Taxes for which Purchaser is liable pursuant to Section 6.4(b) or (c), such refunds or credits shall be solely for the account of Purchaser. Purchaser shall cause the Company promptly to forward to Seller or to reimburse Seller for any such refunds or credits due Seller after receipt thereof by either Purchaser or the Company, and Seller shall promptly forward to the Company or reimburse the Company for any refunds or credits due the Company after receipt thereof by Seller of such refunds or credits that are for the account of the Company hereunder. Seller shall not make any claim for a refund of Taxes after the Closing that is materially inconsistent with any prior tax position taken by Seller with respect to the Company.

          (e) Mutual Cooperation. As soon as practicable, but in any event within 30 days after Seller's or Purchaser's request, as the case may be, Purchaser shall or shall cause the Company to deliver to Seller, or Seller shall deliver to Purchaser, such information and other data in the possession of Seller, Purchaser or the Company, as the case may be, relating to the Tax Returns and Taxes of the Company and Subsidiaries, including such information and other data customarily required by Seller or Purchaser, as the case may be, to cause the payment of all Taxes or to permit the preparation of any Tax Returns for which it has responsibility or liability or to respond to audits by any taxing authorities with respect to any Tax Returns or Taxes for which it has any responsibility or liability under this Agreement or otherwise or to otherwise enable Seller or Purchaser, as the case may be, to satisfy its accounting or Tax requirements. In connection with the foregoing, Purchaser and Seller shall make available such knowledgeable employees of the Company or Seller, as the case may be, as Seller or Purchaser may reasonably request, which employees shall, among other things, prepare all schedules, workpapers and other documents in a manner consistent with past practice that are reasonably necessary to assist Seller in preparing Tax Returns or satisfying its financial reporting requirements. Upon Seller's request, Purchaser shall cause an appropriate officer of the Company or the Subsidiaries to sign Tax Returns relating to periods ending on or prior to the Closing Date, provided such returns are prepared as contemplated by this Agreement. For a period of seven years after the Closing, and, if at the expiration thereof any Tax audit or judicial proceeding is in progress or the applicable statute of limitations has been extended, for such longer period as such audit or judicial proceeding is in progress or such statutory period is extended, Purchaser shall, and shall cause the Company to, maintain and make available to Seller, on Seller's reasonable request, copies of any and all information, books and records referred to in this Section 6.4(e). After such period, Purchaser or the Company may dispose of such information, books and records, provided that prior to such disposition Purchaser shall give Seller a reasonable opportunity to take possession of such information, books and records.

          (f) Contests. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Company or Subsidiaries for periods ending on or prior to the Closing Date or the amount of Taxes for which Seller is or may be liable under this Agreement, Purchaser shall, promptly upon receipt by Purchaser or the Company of notice thereof, inform Seller, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, to the extent such proceedings or determinations affect the Tax reporting position of the Company for periods ending on or prior to the Closing Date or the amount of Taxes for which Seller is liable under this Agreement; provided, however, that Seller shall, prior to exercising its right to control any proceedings (i) re-affirm its liability for such Tax and (ii) keep Purchaser fully informed of such proceedings. In the event that Seller fails to exercise its right to control any such proceedings, Purchaser and the Company shall be reimbursed by Seller for the reasonable fees and expenses of one counsel to Purchaser and the Company that are incurred in connection with the investigation, defense or settlement thereof. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Seller shall, promptly upon receiving notice thereof, inform Purchaser. Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, but only to the extent such proceedings affect the amount of Taxes for which Purchaser is liable under this Agreement (and provided that Purchaser shall, prior to exercising its right to control any proceedings (i) re-affirm its liability for such Tax and (ii) keep Seller fully informed of such proceedings) and otherwise Seller shall control such proceedings and settlements; provided that Purchaser shall not (and shall cause the Company and Subsidiaries not to) take any position on any Tax Return or in any contest or proceeding that is inconsistent with this Agreement or a position taken by Seller and its Affiliates (including the Company) with respect to Taxes incurred on or prior to the Closing Date to the extent the taking of such position could reasonably be expected to cause Seller to owe additional Taxes or other amounts under this Section 6.4. In the event that Purchaser fails to exercise its right to control any proceedings it is entitled to control under the immediately preceding sentence, Seller shall be reimbursed by Purchaser for the reasonable fees and expenses of one counsel to Seller that are incurred in connection with the investigation, defense or settlement thereof.

          (g) Resolution of Disagreements Between Seller and Purchaser. If Seller and Purchaser disagree as to the amount for which each is liable under this Section 6.4, Seller and Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 15 days of the date of consultation, Seller and Purchaser shall jointly select a Neutral Auditor to act as an arbitrator to resolve all points of disagreement concerning Tax accounting matters with respect to this Agreement. If the parties cannot agree on the selection of a Neutral Auditor within 15 days, then such Neutral Auditor shall be selected in accordance with the procedures set forth in Section 1.5(d).

          (h) Election to Have Seller Retain Tax Loss Carryforwards. Seller and its Affiliates and Purchaser agree that Seller shall retain all net operating loss carryforwards of the Company and its Subsidiaries up to the Closing, to the extent permitted by Treasury Regulation (S) 1.1502-20(g).
Seller and its Affiliates agree to make an election under Treasury Regulation
(S) 1.1502-20(g) in such manner as may be required therein, and Purchaser agrees to cooperate, and to cause the Company and Subsidiaries to cooperate, fully in connection therewith, and to make an election in a manner required under any similar state and local statute as Seller shall designate or as shall be required, concerning Seller's retention of net operating loss carryforwards of the Company and its Subsidiaries up to the Closing. On or before the Closing, Purchaser shall provide all necessary information to Seller concerning the making of such election and the Company and each Subsidiary will execute the election. Such election shall be for the purpose of reattributing losses of the Company and its Subsidiaries to the Seller pursuant to Treasury Regulations (S) 1.1502-20(g) (and similar state or local law). Purchaser shall agree to attach a copy of such election to the return of the Company and its Subsidiaries for the first tax year ending after the due date of the return, including extensions, in which the election is required to be filed. Seller shall inform Purchaser as to the extent, if any, to which net operating loss carryforwards of the Company and its Subsidiaries are not reattributed to Seller due to limitations set forth in Treasury Regulation (S) 1.1502-20(g).

          (i) Group Taxes. Seller hereby indemnifies the Purchaser for any losses resulting from, arising out of, or relating to any liability for Taxes of any member (other than the Company and its Subsidiaries) of the Seller affiliated group (i) under Treasury Regulation (S) 1.1502-6 (or any similar provision of State, local or foreign law), (ii) as a transferee or successor,
(iii) by contract or (iv) otherwise.

          (j) Tax Sharing Agreement. Any tax sharing agreement between the Company, the Subsidiaries and the Seller or its Affiliates shall be terminated as of the Closing Date without any liability to Purchaser, the Company or the Subsidiaries.

          (k) Section 280G Payments. The acquisition of the Shares pursuant to this Agreement will not result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, and there is no agreement, plan or arrangement covering any employee of the Company or the Subsidiaries that would give rise to any payment that would not be deductible pursuant to Section 280G of the Code as a result of the transactions contemplated by this Agreement.

          (l) Section 338. No election will be made (or deemed to be made) by any party to this Agreement under Section 338 of the Code (including
(S) 338(h)(10) or any similar state or local statute) with respect to the transactions contemplated by this Agreement.

          (m)  Survival.  Any claim made by any party pursuant to this Section
6.4 may be made until the expiration of the applicable statute of limitations relating to the subject matter thereof.

          6.5 WARN Act. Purchaser and Seller agree that for purposes of the United States Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Purchaser acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" with respect to the Company as defined in the WARN Act. Purchaser agrees that from and after the Closing Date it shall be responsible for any notification required under the WARN Act with respect to the Company and shall indemnify Seller and hold Seller harmless from and against all fines and other payments which may become due under the WARN Act with respect to the Company by reason of Purchaser's failure to give required notification under the WARN Act on or after the Closing Date.

          6.6 Supplements to Disclosure Schedule. From time to time prior to the Closing, Seller, the Company and Purchaser will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule. Except with respect to a supplement or amendment objected to in writing by the other party within ten days after receipt thereof, any such supplement or amendment by either party shall be deemed to have been included in the Disclosure Schedule as of the date hereof solely for the purpose of (i) determining whether the conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied or whether the covenant set forth in Section 6.1 hereof has been complied with or (ii) determining whether the conditions set forth in Sections 4.1 and 4.2 hereof have been satisfied.

          6.7 Covenant to Satisfy Conditions. Each party agrees to use all reasonable efforts to insure that the conditions set forth in Article IV and
Article V hereof are satisfied, insofar as such matters are within the control of such party.

          6.8 Use of "Hartmarx" Name. Purchaser agrees not to use the "Hartmarx" name, trademark, trade name or logo at any time after the Closing Date, except that for a period of up to 45 days after the Closing Date, to the extent necessary despite Purchaser's good faith reasonable efforts, Purchaser and the Company may continue to display and use the "Hartmarx" name and logo in connection with the Company solely on a transitional basis and only until appropriate measures can be taken to discontinue such use.

          6.9 Intercompany Obligations. Immediately prior to the Closing Date, Seller shall contribute to the Company all indebtedness of the Company to Seller which then remains outstanding, other than indebtedness for goods and services provided to the Company by Seller or Seller's Affiliates and any obligations (including any reimbursement obligations) with respect to letters of credit for the purchase of goods, all of which shall remain outstanding and be paid in accordance with their terms. Such contribution shall be treated as equity for all purposes.

          6.10  Continuation of Medical Benefits.

          (a) Purchaser covenants and agrees with Seller that for a period of not less than six months after the Closing Date all employees employed by the Company or the Subsidiaries immediately prior to the Closing Date, including any such employees on leaves of absence or on short term disability ("Company Employees"), shall be provided by Purchaser or the Company with health insurance benefits and Purchaser or the Company, as the case may be, shall cause to be waived any pre-existing condition exclusions and waiting periods for coverage under any such health insurance benefits which would otherwise prevent any Company Employee from participating therein.

          (b) As of the Closing Date, employees of the Company shall cease to participate in, and accrue benefits under, those Plans maintained by Seller and the Company shall cease to be a participating employer under all such Plans. Seller shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation and shall provide to affected participants, in a timely manner, any and all notices required by ERISA or the Code with respect thereto.

          6.11 Elimination of Guarantees. In connection with obtaining all consents, approvals, waivers, amendments and terminations referred to in Sections 5.7 and 5.14 hereof, Seller shall cause all guarantees of the Company or any Subsidiary in respect of any indebtedness of Seller or any Affiliates (other than the Company and its Subsidiaries) to be terminated.

          6.12 Licenses. On the Closing Date, Seller and the Company shall enter into a license agreement, substantially in the form of Exhibit H hereto, pursuant to which Seller shall provide to the Company certain rights to use the "Sterling & Hunt" and "Briar" trademarks. Prior to the Closing Date, Seller and the Company shall use reasonable efforts to prevent any termination of the license agreement with the Downtown Athletic Club of New York with respect to the "Heisman Trophy Collection" trademark.

          6.13 No Solicitation. Upon the execution hereof, Seller shall not, nor shall it permit the Company or any Subsidiary to, nor shall it authorize or knowingly permit any officer, director or representative retained by Seller, the Company or any Subsidiary to, directly or indirectly, solicit or initiate or enter into any agreement with respect to any Acquisition Proposal (as defined below). Seller shall promptly advise Purchaser of any proposal, discussion and negotiation with respect to any Acquisition Proposal. As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner any substantial equity interest in or substantial portion of the assets of the Company or any Subsidiary.

          6.14  Financing.   Within five Business Days after the date hereof,
Purchaser will use its best efforts to execute a proposal letter with Congress Financial Corporation (the "Lender") to provide debt financing (the "Financing") for the acquisition of the Shares pursuant hereto on the terms and conditions specified therein (the "Proposal Letter") and to consummate the Financing at or before the Closing. A true and complete copy of such Proposal Letter, upon execution, will be delivered to Seller.


                                  ARTICLE VII

                                  TERMINATION

          7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

          (a)  by the mutual consent of Seller and Purchaser;

          (b) by either Seller or Purchaser in the event the Closing has not occurred on or before August 1, 1995 (the "Cut-Off Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cut-Off Date;

          (c) by either Seller or Purchaser in the event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;

          (d) by Seller after the close of business on the fifth Business Day after the date hereof if Purchaser fails to deliver on or prior thereto a fully executed Proposal Letter and state in writing that the terms of such Financing are satisfactory to Purchaser;

          (e) by Seller after the close of business on June 5, 1995 if Purchaser fails to deliver prior thereto an approval letter executed by the Lender evidencing such Lender's approval of the Financing subject only to completion of customary documentation and there being no material adverse change in the Company prior to the Closing Date; or

          (f) by Seller upon the close of business on or after June 1, 1995 if Purchaser shall not have received equity contributions at least equal to $200,000 in the aggregate on or before such date.

          7.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to
Section 7.1 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (b) All confidential information received by Purchaser with respect to the business of the Company or Seller or their subsidiaries shall be treated in accordance with the provisions of the Confidentiality Agreement, dated as of February 6, 1995, between Seller and Kahn Consulting, Inc. (the "Confidentiality Agreement"), which shall survive the termination of this Agreement in accordance with its terms, and Purchaser agrees to be bound by the provisions of the Confidentiality Agreement as though it were an original party thereto; and

          (c) No party to this Agreement will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this
Section 7.2 and (ii) for any willful breach of any provision of this Agreement and (iii) as provided in the Confidentiality Agreement.


                                  ARTICLE VIII

                                INDEMNIFICATION

          8.1 Indemnification. None of the provisions of this Section 8.1 shall apply to the claims, obligations, liabilities, covenants and representations regarding Taxes of the Company or Subsidiaries, which shall be governed solely by the terms of Section 6.4. As between Purchaser, on the one hand, and Seller, on the other hand, the rights and obligations set forth in
Article VII, this Article VIII, Sections 6.4 and 6.10 and in the Confidentiality Agreement will be the exclusive remedies of the parties hereto with respect to any disputes relating to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby.

          (a) Indemnification by Seller and the Company. Subject to the limits set forth in this Section 8.1, Seller and, prior to the Closing, the Company agree to jointly and severally indemnify, defend and hold Purchaser, its officers, directors, agents and Affiliates, harmless from and in respect of any and all losses, damages, lawsuits, costs, reasonable expenses (including, without limitation, reasonable expenses of counsel) and amounts paid in investigation, defense or settlement (collectively, "Losses") that they may incur arising out of or due to (i) any inaccuracy of any representation or the breach of any warranty of Seller or the Company contained in this Agreement,
(ii) the breach of any covenant, undertaking or other agreement of Seller or the Company contained in this Agreement or the Disclo-sure Schedule, (iii) all claims, litigation, actions, suits and other proceedings which have been filed with or (to the extent expressly disclosed in Section 2.8 of the Disclosure Schedule) threatened against the Company, or, as of the Closing Date, are pending against the Company before, any federal or state court or comparable governmental administrative body, (iv) all claims against the Company (x) under any workers' compensation statute arising out of actions or omissions of the Company occurring on or before the Closing Date, (y) in respect of any physical injury to any person occurring on or before the Closing Date or (z) in respect of any physical injury to any person or physical damage to any property occurring prior to the Closing Date and caused by any defect in any product sold by the Company, which claim in this clause (z) is based upon the doctrine of strict liability in tort or negligence or (v) liabilities with respect to or arising out of any period prior to the Closing Date under any employee benefit plan (other than (i) any plan maintained by the Company or any Subsidiary immediately after the Closing Date and (ii) any Multiemployer Plan) maintained by Seller, the Company, any Subsidiary or any entity which is or was under common control with the Company or any Subsidiary within the meaning of Section 4001(b) of ERISA; provided, however, that, if the Closing occurs, all amendments or supplements to the Disclosure Schedule made prior to the Closing shall be deemed to have been delivered and made a part of the Disclosure Schedule as of the date hereof. With respect to the matters referred to in clauses (iii), (iv) and (v) of this Section 8.1(a), whether or not such matters are the subject of an actual claim for indemnity hereunder, Purchaser and the Company agree, to the extent reasonably requested by Seller, to cooperate with Seller in the defense of all proceedings and claims relating to such matters, including providing Seller, its representatives and counsel with reasonable access, during normal business hours, at no charge, cost or expense to Seller and without unreasonable disruption of the Company's business, to the books, records and employees of the Company and testifying in any proceeding in connection therewith.

          (b) Indemnification by Purchaser and the Company. Subject to the limits set forth in this Section 8.1, Purchaser and the Company jointly and severally agree to indemnify, defend and hold Seller, its officers, directors, agents and Affiliates, harmless from and in respect of any and all Losses that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement and (ii) arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted against Seller or any of its Affiliates at any time after the Closing Date to the extent that such Losses (x) relate to or arise out of the assets, businesses or operations (to the extent Seller has not indemnified Purchaser with respect thereto pursuant to Section 8.1(a) or 6.4) of the Company, whether relating to or arising out of or in connection with occurrences or omissions before or after the Closing Date and (y) do not arise out of a breach of Seller's representations and warranties in, or a default in the performance of any of Seller's covenants under, this Agreement; provided, however, that, if the Closing occurs, all amendments or supplements to the Disclosure Schedule made prior to the Closing shall be deemed to have been delivered and made a part of the Disclosure Schedule as of the date hereof. If an indemnifiable event is asserted by Purchaser with respect to an environmental matter pursuant to Section 8.1(b), and, in response thereto, Seller conducts a remediation of contamination at any property occupied or operated by Purchaser or the Company, Purchaser, at its sole option, shall be entitled to receive notice of and to participate in any and all substantive meetings and/or discussions between Seller and any governmental authority with respect thereto, and shall have the right to approve the form and substance of any filings, submissions or reports to be made with any governmental authority, which approval shall not be unreasonably withheld, in connection with any such remediation performed in connection with Section 8.1(b). Seller agrees to provide Purchaser with all reports on environmental conditions at any such property and all correspondence with any governmental authority related to same. Seller further agrees to conduct any remediation that Seller may determine to undertake in such a way as to reasonably minimize disruption to Purchaser's operations at any such property.

          (c) Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter (i) until April 30, 1997 (ii) with respect to representations or warranties set forth in Section 2.16 for a period of five years after the Closing Date, (iii) with respect to the representations or warranties set forth in Section 2.12 for a period of three years after the Closing Date, and (iv) with respect to the representations or warranties set forth in Section 2.3, indefinitely; provided, however, that the represen-tations and warranties contained in Section 2.11 shall not survive the Closing Date; provided, further, that all representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 8.1(d) hereof.

          (d) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.1(a) or 8.1(b), the party seeking indemnification shall notify the other party obligated to provide indemnification (the "Indemnifying Party") promptly. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof unless (a) the Indemnifying Party has agreed to pay such fees and expenses or (b) the Indemnifying Party shall have elected not to assume the defense of such action or proceeding or shall have failed, no later than the earlier of 12 days after notice thereof or 5 Business Days prior to the date that the earliest response with respect thereto is required to be filed, to assume the defense of such action or proceeding or shall have failed to employ counsel reasonably satisfactory to such indemnitee in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnitee and the Indemnifying Party, and such indemnitee shall have been advised by counsel that there may be one or more legal defenses available to such indemnitee that are different from or additional to those available to the Indemnifying Party (in which case, if such indemnitee notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnitee, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such indemnitee and any other indemnities, which firm shall be designated in writing by such indemnities). The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such action or asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such action or asserted liability. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent, provided, that if a settlement is effected with such written consent (which consent shall not be unreasonably withheld), the Indemnifying Party agrees to indemnify and hold harmless such indemnities from and against any loss or liability by reason of such settlement. Notwithstanding anything herein to the contrary, in the event that Seller shall assert any claim for indemnification under Section 8.1(b)(ii) (with respect to matters relating to or arising out of occurrences or omissions prior to the Closing Date), Purchaser and the Company shall have no obligation to pay the fees of more than one counsel for all indemnified parties, including Purchaser and the Company (it being understood and agreed that, to the extent Seller employs separate counsel for any reason with respect to such a claim and Purchaser or the Company have employed counsel with respect thereto, Purchaser and the Company shall have no obligation to pay or reimburse Seller therefore).

          (e) Adjustment for Insurance and Taxes. The amount which an Indemnifying Party is required to pay to, for or on behalf of any other party (hereinafter referred to as an "Indemnitee") pursuant to this Section 8.1 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss") and (ii) to take account of any tax benefit realized as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereafter some-times called an "Indemnity Payment." If an Indemnitee shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds in respect of such Indemnifiable Loss, or realize any tax benefit as a result of such Indemnifiable Loss, then the Indemnitee shall pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit or, if lesser, the amount of the Indemnity Payment. The parties will treat any payments pursuant to this
Article VIII as an adjustment to the Purchase Price to the extent Seller determines that such treatment is appropriate based upon the advice of its tax counsel or a "big six" accounting firm; provided, that if Seller does not make such determination, the amount which an Indemnifying Party is required to pay to an Indemnitee pursuant to this Section 8.1 shall, taking into account the adjustments described above, be increased by such additional amount as may be necessary so that, on an after-Tax basis, the Indemnitee shall receive the same net amount as if Taxes were not payable by the Indemnitee with respect to amounts paid pursuant to this Section 8.1.

          (f) Certain Limitations. Anything to the contrary contained herein notwithstanding, neither party, nor its officers, directors, agents or Affiliates, shall be entitled to recover from the other party for any claims for Losses with respect to any inaccuracy or breach of any representations or warranties contained in Articles II or III hereof or breach of any covenants contained in Article VI hereof (other than Sections 6.4, 6.8, 6.12 and 6.13 hereof), whether such claims are brought under this Article VIII or otherwise, unless and until the total of all such claims in respect of Losses pursuant to this Article VIII which are subject to the limitations contained in this paragraph (f) exceeds $400,000 and then only for the amount by which such claims exceed $400,000; provided, however, that, except with respect to Losses related to the representations, warranties or covenants contained in Sections 2.3 (which shall be without limitation in duration or amount, including any limitation imposed by this paragraph (f)), neither party, nor its officers, directors, agents or Affiliates, shall be entitled to recover from the other more than $12,000,000 in the aggregate pursuant to this Article VIII. This paragraph (f) shall not limit in any respect the indemnification obligations of Seller and the Company pursuant to Sections 8.1(a)(iii), (iv) or (v) hereof or of the Purchaser and the Company pursuant to Section 8.1(b)(ii) hereof.

                                  ARTICLE IX

                                 MISCELLANEOUS

          9.1 Fees and Expenses. Except as otherwise provided in this Agreement, Seller shall bear its own expenses and Purchaser shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. The Company shall not bear any expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. Each of Seller and Purchaser shall bear the fees and expenses of any broker or finder retained by such party in connection with the transactions contemplated herein.

          9.2 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflict-of-laws provisions thereof.

          9.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          9.4 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

          9.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          9.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery, by telex, telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

                             If to Purchaser:

                             Kupp Acquisition Corp.
                             Attn:  Barry Monheit
                             152 West 57th Street
                             New York, NY  10018
                             (212) 841-9350 (telecopier)
                             (212) 841-9341 (telephone)

                             with a copy (following the Closing) to:

                             Kuppenheimer Manufacturing Company, Inc.
                             Attn:  President
                             2775 Northwoods Parkway
                             Norcross, Georgia  30071
                             (404) 729-1055 (telecopier)
                             (404) 449-5877 (telephone)

                             with a copy to:

                             Battle Fowler LLP
                             Attn:  Charles H. Baker, Esq.
                             Park Avenue Tower
                             75 East 55th Street
                             New York, NY  10022
                             (212) 856-7816 (telecopier)
                             (212) 856-7000 (telephone)

                             and with a copy to:

                             Traub Bonacquist & Fox, Esqs.
                             Attn:  Harold F. Bonacquist, Esq.
                             489 Fifth Avenue
                             New York, NY  10017
                             (212) 476-4787 (telecopier)
                             (212) 476-4770 (telephone)

                             If to Seller:

                             Hartmarx Corporation
                             101 North Wacker Drive
                             Chicago, Illinois  60606
                             Attention:  President
                             (312) 855-3799 (telecopier)
                             (312) 372-6300 (telephone)

                             With a copy to:

                             Skadden, Arps, Slate, Meagher & Flom
                             333 West Wacker Drive
                             Chicago, Illinois  60606
                             Attention:  Charles W. Mulaney, Jr.
                             (312) 407-0411 (telecopier)
                             (312) 407-0700 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

          9.7 Complete Agreement. This Agreement, the Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          9.9 Publicity. Seller and Purchaser will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party before issuing any such publication or press release.

          9.10 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.11 Knowledge. For purposes of this Agreement, the term "knowledge" means, with respect to Purchaser, the actual knowledge of the officers of Purchaser identified in Section 9.11(a) of the Disclosure Schedule and, with respect to Seller, the actual knowledge of the officers of Seller or the Company identified in Section 9.11(b) of the Disclosure Schedule.

          9.12 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          9.13 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

          9.14 Business Day. For purposes of this Agreement, the term "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York and Chicago, Illinois.

          IN WITNESS WHEREOF, each of Seller, the Company and Purchaser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                              HARTMARX CORPORATION



                              By
                                --------------------------------------
                                Name:
                                Title:


                              KUPPENHEIMER MANUFACTURING COMPANY, INC.


                              By
                                --------------------------------------
                                Name:
                                Title:


                              KUPP ACQUISITION CORP.


                              By
                                --------------------------------------
                                Name:
                                Title: